CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. TO WEBCAST

ANNUAL MEETING ON NOVEMBER 19TH

WEST HOLLYWOOD, CA – November 15, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that it will hold its 2007 Annual Meeting of Stockholders on Monday, November 19, 2007 at 9200 Sunset Boulevard, 9th Floor, in West Hollywood, California. The meeting will begin at 1:00 p.m. Pacific Time.

A live, listen-only webcast of management’s presentation of an overview of the Company, including its accomplishments, challenges as well as its growth strategies will begin at 1:30 p.m. Pacific Time.  This live webcast of the event will be available at the investor relations section of House of Taylor Jewelry Inc.’s website at www.hotj.com.

A replay of the webcast will be archived shortly after the event concludes and will be available through December 31, 2007.

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry, Inc. is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

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